Exhibit 99
FINANCIAL STATEMENTS
Genesco Employee Stock Purchase Plan
As of February 3, 2007 and January 28, 2006 and for Each of the Three Fiscal
Years in the Period Ended February 3, 2007 with
Report of Independent Registered Public Accounting Firm

Genesco Employee Stock Purchase Plan
Financial Statements
February 3, 2007 and January 28, 2006

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator
of the Genesco Employee Stock Purchase Plan
We have audited the accompanying statements of financial condition of the Genesco Employee Stock Purchase Plan as of February 3, 2007 and January 28, 2006 and the related statements of income and changes in plan equity for each of the three fiscal years in the period ended February 3, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Genesco Employee Stock Purchase Plan at February 3, 2007 and January 28, 2006, and the income and changes in plan equity for each of the three fiscal years in the period ended February 3, 2007, in conformity with U. S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Nashville, Tennessee
March 30, 2007

Genesco Employee Stock Purchase Plan
Statements of Financial Condition

	February 3,	January 28,
	2007	2006

Assets
Due from Genesco Inc.	$123,167	$146,260

Total Assets	$123,167	$146,260

Liabilities and Plan Equity

Plan equity	$123,167	$146,260

Total Liabilities and Plan Equity	$123,167	$146,260

See accompanying notes.

Genesco Employee Stock Purchase Plan
Statements of Income and Changes in Plan Equity

	For the Fiscal Year Ended
	February 3	January 28,	January 29,
	2007	2006	2005

Employee contributions	$391,239	$512,382	$426,591
Options exercised	(320,485)	(508,053)	(351,108)
Distributions to withdrawn participants	(93,847)	(44,763)	(37,140)

Net increase (decrease) in plan equity	(23,093)	(40,434)	38,343
Plan equity at beginning of year	146,260	186,694	148,351

Plan Equity at End of Year	$123,167	$146,260	$186,694

See accompanying notes.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements
Note 1
Summary of Significant Accounting Policies
Basis of Accounting
The records of the Genesco Employee Stock Purchase Plan (the “Plan”) are prepared on the accrual basis of accounting.
Administrative Expenses
All expenses incurred in administration of the Plan are paid by Genesco Inc. (the “Company”) and are excluded from these financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Plan management to make estimates and assumptions that affect the reported amounts of Plan assets and liabilities and disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in Plan equity during the period. Actual results could differ from those estimates and the differences could be material.
Note 2
The Plan
Background and Summary
The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
The Plan became effective October 1, 1995 to advance the interests of the Company and its shareholders by attracting and retaining qualified employees and by encouraging them to identify with shareholder interests through the acquisition of shares of the Company’s common stock.
Eligibility
Each employee who is not a highly compensated employee as described in Section 414(a) of the Internal Revenue Code of 1986 (“the Code”), and whose customary employment is greater that 20 hours per week and greater than five months per year is eligible to participate in the Plan if the employee has been employed by the Company for at least six months prior to the grant date. The Plan excludes statutory insiders and five percent shareholders.
Contributions
Contributions to the Plan are solely from participating employees of the Company who, through after-tax payroll deductions, may use their contributions to purchase common stock of the Company at the end of a one-year option period. The maximum number of shares available to any participant is the lesser of 2,000 a year or that number of shares equal to $10,000 divided by the closing market price of the common stock on the grant date or the exercise date. The maximum contribution is the lesser of $9,500 a year or 15% of the participant’s base pay as of October 1. The minimum contribution is $250 per participant per year. Shares will be purchased September 30 of the year following the October 1 grant date. The initial grant date was October 1, 1995.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements (Continued)
Note 2
The Plan, Continued
Contributions (continued)
Effective as of October 1, 2005, the Company adopted a Safe Harbor Plan. Under the Safe Harbor Plan, the participant will purchase shares of the Company’s common stock at 95% of the market price on the exercise date. Prior to October 1, 2005, the Plan allowed participants to purchase shares of the Company’s common stock at the lesser of 85% of the market value on the grant date or the exercise date. Options are to be granted each year through and including October 1, 2007, unless the board of directors, at its discretion, determines in advance that no options are to be granted. The cumulative number of shares which may be purchased under the Plan is 1,000,000. The options granted and rights thereto may not be sold, assigned, pledged or otherwise transferred.
Participant Accounts
Periodically throughout the year, each participant is provided with statements reflecting the value of his or her account. Participant contributions are held by the Company, which has an unsecured obligation to the Plan.
At the exercise date, the Company issues stock that is transferred to a brokerage firm and distributed according to the number of options exercised by each participant.
Vesting
Participants are 100% vested in the value of their account and may withdraw from the Plan at any time except during the period September 15 through September 30, which is the time that preparations are made for the issuance of the stock each year.
If a participant is terminated for any reason other than retirement, disability or death, the participant’s involvement in the Plan and any unexercised options automatically terminate, and the participant will receive the account balance in cash.
Termination of the Plan
The Company reserves the right to terminate the Plan at any time. In the event of Plan termination, the balance of each participant’s account shall be paid in cash as soon as is reasonably practical.
Plan Administrator
The Plan is to be administered by the compensation committee of the Company’s board of directors or another designee of the board of directors.
Income Tax Status
The Plan is intended to qualify as an Employee Stock Purchase Plan within the meaning of Section 423 of the Code, as amended. Issuance of shares under this Plan are not intended to result in taxable income to participants in the Plan based on provisions of the Code. Accordingly, no income will result for federal income tax purposes when an option is granted or exercised; however, income may result upon disposition of the stock. Management believes that the Plan is operating in compliance with the Code and, therefore, no provision for income taxes has been reflected in the accompanying financial statements.

Genesco Employee Stock Purchase Plan
Notes to Financial Statements (Continued)
Note 3
Options to Purchase Company Stock

		Option Period
		10/01/06	10/01/05	10/01/04
		to	to	to
Options to Purchase Company Stock	Total	09/30/07	09/30/06	09/30/05

Estimated options granted — October 1, 2004	25,188	-0-	-0-	25,188
Additional options granted at exercise date	-0-	-0-	-0-	-0-
Options exercised	-0-	-0-	-0-	-0-
Options withdrawn	-0-	-0-	-0-	-0-

Options outstanding, January 29, 2005	25,188	-0-	-0-	25,188

Estimated options granted — October 1, 2005	12,811	-0-	12,811	-0-
Additional options granted at exercise date	2,754	-0-	-0-	2,754
Options exercised	(24,978)	-0-	-0-	(24,978)
Options withdrawn	(4,029)	-0-	(1,065)	(2,964)

Options outstanding, January 28, 2006	11,746	-0-	11,746	-0-

Estimated options granted — October 1, 2006	8,427	8,427	-0-	-0-
Additional options granted at exercise date	514	-0-	514	-0-
Options exercised	(9,787)	-0-	(9,787)	-0-
Options withdrawn	(2,731)	(258)	(2,473)	-0-

Options outstanding, February 3, 2007	8,169	8,169	-0-	-0-

The cumulative options exercised as of February 3, 2007 are 666,278.

	Option Period
	10/01/06	10/01/05	10/01/04
	to	to	to
	09/30/07	09/30/06	09/30/05

85% of fair market value of stock at date of grant	—	—	$20.34
Date of grant	10/1/06	10/1/05	10/1/04
85% of fair market value of stock at date of exercise	—	—	$31.65
Exercise date	9/30/07	9/30/06	9/30/05
95% of fair market value of stock at date of exercise	NA	$32.75	—
At the beginning of each option period, the Company estimates the number of options to be granted based on participant contributions and the current stock price. At the end of the option period, the Company grants options to each plan participant. In the event plan contributions, withdrawals or the stock price are different than originally estimated, additional or fewer options may be granted at the end of the option period (exercise date).

Genesco Employee Stock Purchase Plan
Notes to Financial Statements (Continued)
Note 3
Options to Purchase Company Stock, Continued

		Option Period
		10/01/06	10/01/05	10/01/04
		to	to	to
Number of Participants	Total	09/30/07	09/30/06	09/30/05

Enrollment — October 1, 2004	449	-0-	-0-	449
Exercised options	-0-	-0-	-0-	-0-
Withdrawn	-0-	-0-	-0-	-0-

Active, January 29, 2005	449	-0-	-0-	449

Enrollment — October 1, 2005	422	-0-	422	-0-
Exercised options	(363)	-0-	-0-	(363)
Withdrawn	(108)	-0-	(22)	(86)

Active, January 28, 2006	400	-0-	400	-0-

Enrollment — October 1, 2006	360	360	-0-	-0-
Exercised options	(299)	-0-	(299)	-0-
Withdrawn	(108)	(7)	(101)	-0-

Active, February 3, 2007	353	353	-0-	-0-